EXHIBIT 99.1

Diane Dayhoff

Staff Vice President Finance
1600 Smith Street, HSQII
Houston, Texas 77002

September 6, 2001

Dear Investors and Analysts:

Earlier this week, Continental reported an August load factor of 78.1%, 1.3 points below last year's record August load factor. We also reported that Continental's system wide passenger revenue per available seat mile (RASM) is expected to decline between 12% and 14% for the month of August as compared to the prior year. This decline can be primarily attributed to a softness in our business mix: fewer business passengers in combination with more stringent corporate travel guidelines. Revised guidance for certain financial and operational statistics is provided on Attachment A.

Newark's Global Gateway centerpiece is scheduled for an October 2nd opening, when Flight 99 from Newark to Hong Kong becomes the first flight to depart from the new Concourse C-3. The new concourse can accommodate 12 widebody or 19 narrowbody aircraft, allowing for greater operational flexibility and future growth potential. Additional Global Gateway customer-oriented projects, such as 6,000 additional parking spaces, widened airport roadways and the new direct rail link from New York Penn Station to Newark airport, are also on schedule.

Our current fleet plan is attached (Attachment B). The top chart is our current Fleet Plan showing deliveries resulting from both firm commitments and planned option exercises through 2002 reduced by planned retirements. The bottom chart shows only firm commitments reduced by planned retirements as well as other potential lease expirations through 2005.

Additional information regarding Continental (recent press releases and investor presentations) can be found on our website at www.Continental.com/corporate. If you should have any questions regarding this information, please do not hesitate to contact us.

Sincerely,

Diane Dayhoff
Staff VP Finance

Attachment A - Page 1 of 2

Continental Airlines' Quarterly Update

2001 Estimated Year-over-Year Change
Jet Operating Statistics	3rd Qtr.(E)	Full Year(E)
CASM CASM Holding Fuel Price Constant Fuel Gallons Consumed Fuel Price (excluding fuel taxes)	(5.0) - (4.0)% (4.5) - (3.5)% 0.0 - 1.0% 76 - 80 cents	(2.0) - (1.0)% (1.5) - (0.5)% (0.5) - 0.5% 80 - 84cents

2001 Estimated Amounts
Financial	3rd Qtr.(E)	Full Year(E)
Aircraft Rent Net Interest Expense Dividends on Preferred Stock of Trust	$230 Million $50 Million $2.4 Million	$900 Million $190 Million $9.6 Million

Year-over-Year Percentage Change
ASMs 2001 (Quarterly)	1st(A)	2nd(A)	3rd(E)	4th(E)	Full Year(E)
Domestic Latin America Europe Pacific System Continental Express	4% 2% (5)% 5% 2% 24%	6% 3% (1)% 35% 7% 23%	5% 0% (6)% 32% 5% 18%	2% (2)% (1)% 26% 3% 19%	4% 1% (3)% 24% 4% 20%

2001 Estimated Load Factor
Load Factor	3rd Qtr.(E)	Full Year(E)
Continental Continental Express	75 - 76% 64 - 66%	72 - 73% 62 - 63%

Attachment A - Page 2 of 2

EPS Estimated Share Count

Share count used for calculating basic and diluted earnings per share at different income levels for third and fourth quarters, and full year 2001 are as follows:

Third / Fourth Quarter 2001 (Millions)
Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $25.8 Between $0 - $25.8 Below $0	54.9 54.9 54.9	59.7 55.6 54.9	$1.9 -- --

Full Year 2001 (Millions)
Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest Addback
Over $101.0 Between $0 - $101.0 Below $0	54.8 54.8 54.8	59.8 55.6 54.8	$7.6 -- --

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

Please note that actual results could differ materially from the forecasts provided above. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in the company's Form 10-K and other securities filings with the Securities and Exchange Commission.

Attachment B - Page 1 of 1

Continental Airlines Flexible Jet Fleet Plan

Includes Continental, Continental Micronesia and Continental Express Regional Jets

August 31, 2001 Fleet Plan
	Total @	Net Inductions and Exits		Total @
Jet	YE 2000	2001E	2002E	YE 2002E
777-200ER	16	-	2	18
DC10-30	17	(10)	(7)	-
767-400ER	4	2	10	16
767-200ER	3	7	-	10
757-300	-	2	6	8
757-200	41	-	-	41
737-900	-	10	5	15
737-800	58	15	20	93
MD-80	65	(8)	(13)	44
737-700	36	-	5	41
737-300	65	-	(2)	63
737-500	66	-	(1)	65
Total Jet	371	18	25	414

Regional Jet
ERJ-145XR	-	-	6	6
ERJ-145	78	29	33	140
ERJ-135	18	12	12	42
Total Regional Jet	96	41	51	188

Year End Total
Jet	371	389	414
Regional Jet	96	137	188
Total YE Jet Count	467	526	602

Firm Commitments Less Planned Retirements and Other Lease Expirations
	Total @	Net Inductions and Exits					Total @
Jet	YE 2000	2001E	2002E	2003E	2004E	2005E	YE 2005E
777-200ER	16	-	2	-	-	-	18
DC10-30	17	(10)	(7)	-	-	-	-
767-400ER	4	2	10	4	2	2	24
767-200ER	3	7	-	-	-	-	10
757-300	-	2	6	7	-	-	15
757-200	41	-	-	-	-	-	41
737-900	-	10	5	-	-	-	15
737-800	58	15	20	-	-	-	93
MD-80	65	(8)	(13)	(14)	(13)	(17)	-
737-700	36	-	5	10	-	-	51
737-300	65	-	(2)	(20)	(12)	-	31
737-500	66	-	(1)	(2)	-	-	63
Total Jet	371	18	25	(15)	(23)	(15)	361

Regional Jet
ERJ-145XR	-	-	6	31	36	2	75
ERJ-145	78	29	33	9	-	-	149
ERJ-135	18	12	12	8	-	-	50
Total Regional Jet	96	41	51	48	36	2	274

Year End Total
Jet	371	389	414	399	376	361
Regional Jet	96	137	188	236	272	274
Total YE Jet Count	467	526	602	635	648	635